EXHIBIT 10.1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 19, 2024 between Camel Bay, LLC and Graham Wood, LLC (the “Parties”, each a “Party”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership in Class A ordinary shares, $0.0001 par value per share, of Battery Future Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated of January 19, 2024, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

CAMEL BAY, LLC

By:	/s/ Ling Shi
Name: Ling Shi Title: Managing Member

GRAHAM WOOD, LLC

By:	/s/ Ling Shi
Name: Ling Shi Title: Representative